EXHIBIT 99.1

Ceragenix and Dávi Enter Into Distribution and Supply Agreement for EpiCeram®

Dávi to Register, Distribute and Market in Europe.

Denver, CO —  May  19, 2009 — Ceragenix Pharmaceuticals, Inc.(“Ceragenix”) (OTCBB:CGXP), a medical device company focused on infectious disease and dermatology today announced that it has entered into an exclusive distribution and supply agreement (the “Agreement”) with Dávi II — Farmacêutica S.A., a Portuguese company, (“Dávi ”), to commercialize EpiCeram®, a topical cream for treating atopic dermatitis and other dry skin conditions in Europe (the “Territory”). The Agreement grants Dávi exclusivity in the Territory for the distribution and marketing of EpiCeram® via its own sales force as well as through partnering arrangements. Ceragenix will be responsible for the manufacturing and supply of the product. Dávi is also responsible for obtaining regulatory clearance to market EpiCeram® in the Territory. Financial terms were not disclosed.

Steven Porter Chairman and Chief Executive Officer of Ceragenix said, “We are delighted to expand our distribution network for EpiCeram® by entering this large and promising market with Dávi.  We look forward to working with Dávi in establishing a strong distribution network in Europe in support of this promising new non-steroidal therapy for patients suffering from atopic dermatitis.”

Rui P. Rodrigues, Executive Director of Dávi, said, “ EpiCeram fits perfectly with our company’s mission, which is to bring the best, novel innovative treatment to our patients. We are pleased to combine the outstanding medical device development expertise of Ceragenix to Dávi’s own expertise in marketing and sales. In terms of partnership with Ceragenix we are sure that we will have more complementary business in the future.”

About EpiCeram®

EpiCeram® is a topical cream that utilizes Ceragenix’s Barrier Repair Technology. In April 2006, the FDA provided clearance to market EpiCeram® to improve dry skin conditions and to relieve and manage the burning and itching associated with various dermatoses including atopic dermatitis (eczema), irritant contact dermatitis, radiation dermatitis, and other dry skin conditions by maintaining a moist wound and skin environment. All of these conditions are associated with a deficient skin barrier function.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a medical device company focused on infectious disease and dermatology. The Company has two base technology platforms; Ceragenins™ for treatment of infectious disease and Barrier Repair for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenin™ compounds are active against a broad range of gram positive and negative bacteria. We have used our Ceragenin™ technology to formulate Cerashield™ antimicrobial coatings for medical devices. All Ceragenin™ and Cerashield™ products are currently in the developmental stage. Ceragenix’s patented Barrier Repair technology, invented by Dr. Peter Elias, is the platform for the development of EpiCeram® which is currently being marketed by Promius Pharmaceuticals (a wholly owned subsidiary of Dr. Reddy’s Laboratories) in the United States under an exclusive supply and distribution agreement. For additional information on Ceragenix, please visit www.ceragenix.com.

About Davi II -Farmacêutica

 Davi II -Farmacêutica, S.A. is a pharmaceutical company focused on ophthalmology and dermatology. Dávi - Farmacêutica is a laboratory that dates back almost a hundred years. We can trace the company back to its origins in 1915 in Lisbon. Since the beginning, the product portfolio in the areas of ophthalmology and dermatology has grown, firmly believing in the potential for ophthalmic and dermatological products with the Davi brand name. In the beginning of 2008, Davi was acquired by a Portuguese group undergoing expansion, which decided that the Davi name and product portfolio was another innovative project worth investing in, and the new Dávi II - Farmacêutica was born. This is another stake in the future, and a very promising one for this group in that it expands its new commercial area sector. For additional information on Dávi II, please visit www.davi.pt . Davi, through the excellence of its products and services, would like to play a leading role in the pharmaceutical sector and, keeping abreast of bioeconomical development, make a significant contribution to the realization of its partners’ aims.

 FORWARD LOOKING STATEMENTS FOR CERAGENIX.

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of Dávi to successfully obtain marketing clearance for EpiCeram® in the EU, the ability of Dávi to successfully negotiate distribution agreements with partners in certain countries, the ability of the Company to raise sufficient capital to finance its operations and planned activities including completing development of its Ceragenin™ technology; the ability of the Company to meet its obligations under the supply and distribution agreement with Dr. Reddy’s Laboratories including having sufficient working capital to fulfill purchase orders within the timeframes required by the agreement; the ability of the Company to service its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration (the “FDA”); successful clinical trials of the Company’s planned products including the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, general economic conditions in the United States and elsewhere, and the Company’s ability to hire, manage and retain qualified personnel.   The aforementioned factors do represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular important factors that could cause actual results to differ materially from our forward-looking statements including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this press release may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to be filed in 2009. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Ceragenix Pharmaceuticals, Inc.
Steven Porter, +1-720-946-6440
Chairman and CEO